Gates Industrial Reports First-Quarter 2024 Results
Denver, CO, May 1, 2024
First-Quarter 2024 Financial Summary
◦First-quarter net sales of $862.6 million, down 3.9% compared to the prior-year period, including core revenue decline of 3.6%.
◦Net income attributable to shareholders of $40.0 million, or $0.15 per diluted share.
◦Adjusted Net Income per diluted share of $0.31, inclusive of unfavorable tax impact.
◦Net income from continuing operations of $46.2 million, or a margin of 5.4%.
◦Adjusted EBITDA of $195.6 million and margin of 22.7%.
◦Increased full-year 2024 Adjusted EBITDA guidance.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the first quarter ended March 30, 2024.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “We produced strong year-over-year margin expansion while experiencing softer industrial demand. Our enterprise initiatives are building momentum. I thank our global Gates associates for their commitment and dedication to serving our customers and communities.”
Jurek continued, “We reduced our gross debt during the quarter. We have raised our full year Adjusted EBITDA guidance to reflect our outperformance in the first quarter. We are off to a solid start to the year and recent order improvement points to a more stable business environment.”
First-Quarter Financial Results
First-quarter net sales were $862.6 million, a decrease of 3.9% over the prior-year quarter net sales of $897.7 million, reflecting a core sales decrease of 3.6% and unfavorable foreign currency impact of 0.3%. Core sales in our Replacement channels increased slightly and was more than offset by a double-digit decline in First Fit. Automotive Replacement sales increased mid-single digits on a core basis. The Personal Mobility and Agriculture end markets realized the most significant declines in core sales partially offset by growth in Automotive and On Highway.
Net income attributable to shareholders in the first quarter of 2024 was $40.0 million, or $0.15 per diluted share, compared to $26.4 million, or $0.09 per diluted share in the first quarter of 2023. Compared to the prior-year period, a higher effective tax rate reduced earnings per share by approximately $0.07. Adjusted Net Income for the first quarter of 2024 was $83.5 million, or $0.31 per diluted share, compared to $72.8 million, or $0.25 per diluted share in the first quarter of 2023. Relative to the prior-year period, a higher effective tax rate represented a $0.03 headwind to adjusted earnings per share in the first quarter of 2024. The diluted weighted average number of shares outstanding in the first quarter of 2024 was 267,435,531 compared to 287,878,415 in the first quarter of 2023.
First-quarter net income from continuing operations was $46.2 million, or 5.4% of net sales, compared to $30.9 million, or 3.4% of net sales in the prior-year quarter.

First-quarter Adjusted EBITDA was $195.6 million, or 22.7% of net sales, compared to $174.5 million, or 19.4% of net sales in the prior-year quarter. Higher margin was driven primarily by enterprise initiatives that favorably impacted manufacturing performance partially offset by lower volume. Lower selling, general and administrative expenses also contributed to the year-over-year improvement benefiting from the non-recurrence of credit loss related to a customer bankruptcy in the prior-year period, lower labor and benefit costs and corporate-owned life insurance related income.
Power Transmission Segment Results

	Three months ended
(USD in millions)	March 30, 2024	April 1, 2023	% Change	% Core Change
Net sales	$532.8	$548.1	(2.8%)	(1.7%)
Adjusted EBITDA	$119.0	$107.7	10.5%
Adjusted EBITDA margin	22.3%	19.6%	270 bps
Power Transmission net sales for the first quarter of 2024 decreased by 2.8% to $532.8 million, reflecting a core revenue decrease of 1.7% and unfavorable foreign currency effects of 1.1%. Modest net and core revenue growth in the Replacement channel largely offset a decline in the First Fit channel. Automotive Replacement core growth was solid while Industrial First Fit sales experienced a decline. The Personal Mobility, Diversified Industrial, and Agriculture end markets realized declines in core revenues partially offset by growth in Energy, Construction and Automotive.
Power Transmission Adjusted EBITDA was $119.0 million compared to $107.7 million in the prior-year quarter. Segment Adjusted EBITDA margin expanded approximately 270 basis points with the improvement primarily driven by benefits from pricing, enterprise initiatives which favorably impacted manufacturing performance and lower inflation, partially offset by lower volume.
Fluid Power Segment Results

	Three months ended
(USD in millions)	March 30, 2024	April 1, 2023	% Change	% Core Change
Net sales	$329.8	$349.6	(5.7%)	(6.6%)
Adjusted EBITDA	$76.6	$66.8	14.7%
Adjusted EBITDA margin	23.2%	19.1%	410 bps
Fluid Power net sales decreased by 5.7% to $329.8 million in the first quarter, reflecting a core revenue decline of 6.6% and favorable foreign currency effects of 0.9%. Net and core sales in our Industrial channels declined compared to the prior year period with First Fit experiencing a greater decrease than Replacement. Automotive Replacement core sales grew mid to high single digits year-over-year. At the end market level, Agriculture, Energy and Construction experienced the greatest declines year-over-year, partially offset by high single digit growth in Automotive.
Fluid Power Adjusted EBITDA was $76.6 million compared to $66.8 million in the prior-year quarter. The 410 basis point improvement in Adjusted EBITDA margin compared to the prior-year quarter was largely fueled by enterprise initiatives that favorably impacted manufacturing performance, pricing, and favorable movements in average currency exchange rates partially offset by lower volumes.

Liquidity, Capital Resources and Capital Deployment
During the first quarter of 2024, the Company used $21.0 million of cash in operations and first-quarter capital expenditures increased to $18.1 million from $14.6 million in the prior-year quarter.
As of March 30, 2024, the Company had total cash and cash equivalents of $522.2 million and total outstanding debt of $2.4 billion, as well as committed borrowing headroom of $471.4 million.
The Company repaid $100 million of its existing dollar term loans in February 2024.
In February 2024, the Company repurchased approximately $50 million of its ordinary shares. The Company’s share repurchase authorization currently has $50 million available.
Updated 2024 Guidance
The Company is updating its full year Adjusted EBITDA guidance for 2024. The table below reflects our updated full year 2024 financial guidance.

	Prior 2024	Updated 2024	Change (At Midpoint)
Core Revenue Growth	(3%) to +1%	(3%) to +1%	No Change
Adjusted EBITDA	$725 to $785 Million	$745 to $805 Million	$20 Million
Adjusted EPS	$1.28 to $1.43	$1.28 to $1.43	No Change
Capital Expenditures	~$100 Million	~$100 Million	No Change
Free Cash Flow Conversion	90%+	90%+	No Change
Share-based metrics in the Company’s guidance do not include the potential effect of incremental share repurchases.
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Revenue Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2024. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 10:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation First-Quarter 2024 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.

About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment manufacturers (“first-fit”) as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including growth initiatives, margin expansion and free cash flow conversion), and statements regarding our outlook for 2024. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, continued operation of our manufacturing facilities, including as a result of cybersecurity attacks, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s large shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Securities and Exchange Commission, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
(USD in millions, except per share amounts)	March 30, 2024	April 1, 2023
Net sales	$862.6	$897.7
Cost of sales	532.6	572.6
Gross profit	330.0	325.1
Selling, general and administrative expenses	211.7	232.1
Transaction-related expenses	0.4	0.2
Restructuring expenses	1.2	5.5
Operating income from continuing operations	116.7	87.3
Interest expense	37.5	40.8
Other (income) expenses	(1.5)	0.3
Income from continuing operations before taxes	80.7	46.2
Income tax expense	34.5	15.3
Net income from continuing operations	46.2	30.9
Loss on disposal of discontinued operations	0.1	0.3
Net income	46.1	30.6
Less: non-controlling interests	6.1	4.2
Net income attributable to shareholders	$40.0	$26.4

Earnings per share
Basic
Earnings per share from continuing operations	$0.15	$0.09
Earnings per share from discontinued operations	—	—
Earnings per share	$0.15	$0.09

Diluted
Earnings per share from continuing operations	$0.15	$0.09
Earnings per share from discontinued operations	—	—
Earnings per share	$0.15	$0.09

Gates Industrial Corporation plc
Condensed Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of March 30, 2024	As of December 30, 2023
Assets
Current assets
Cash and cash equivalents	$522.2	$720.6
Trade accounts receivable, net	797.7	768.2
Inventories	677.2	647.2
Taxes receivable	44.2	30.4
Prepaid expenses and other assets	245.8	234.9
Total current assets	2,287.1	2,401.3
Non-current assets
Property, plant and equipment, net	619.2	630.0
Goodwill	2,012.5	2,038.7
Pension surplus	8.4	8.6
Intangible assets, net	1,347.0	1,386.1
Right-of-use assets	120.9	120.1
Taxes receivable	18.3	18.5
Deferred income taxes	607.4	622.4
Other non-current assets	25.1	28.8
Total assets	$7,045.9	$7,254.5
Liabilities and equity
Current liabilities
Debt, current portion	$27.9	$36.5
Trade accounts payable	451.4	457.7
Taxes payable	44.9	36.6
Accrued expenses and other current liabilities	223.7	248.5
Total current liabilities	747.9	779.3
Non-current liabilities
Debt, less current portion	2,313.1	2,415.0
Post-retirement benefit obligations	81.6	83.8
Lease liabilities	112.0	110.6
Taxes payable	83.3	79.4
Deferred income taxes	114.3	119.4
Other non-current liabilities	98.3	123.1
Total liabilities	3,550.5	3,710.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 261,244,776 (December 30, 2023: authorized shares: 3,000,000,000; outstanding shares: 264,259,788)	2.6	2.6
—Additional paid-in capital	2,590.1	2,583.8
—Accumulated other comprehensive loss	(865.9)	(828.5)
—Retained earnings	1,451.8	1,462.3
Total shareholders’ equity	3,178.6	3,220.2
Non-controlling interests	316.8	323.7
Total equity	3,495.4	3,543.9
Total liabilities and equity	$7,045.9	$7,254.5

Gates Industrial Corporation plc
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
(USD in millions)	March 30, 2024	April 1, 2023
Cash flows from operating activities
Net income	$46.1	$30.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54.6	54.5
Foreign exchange and other non-cash financing (income) expenses	(11.1)	9.7
Share-based compensation expense	8.6	9.5
Decrease in post-employment benefit obligations, net	(2.2)	(3.0)
Deferred income taxes	(1.1)	(3.1)
Other operating activities	(4.8)	1.0
Changes in operating assets and liabilities:
—Accounts receivable	(38.7)	(27.7)
—Inventories	(36.9)	6.5
—Accounts payable	(0.4)	(22.6)
—Prepaid expenses and other assets	3.7	4.8
—Taxes payable	(2.3)	(9.2)
—Other liabilities	(36.5)	1.5
Net cash (used in) provided by operating activities	(21.0)	52.5
Cash flows from investing activities
Purchases of property, plant and equipment	(16.0)	(11.8)
Purchases of intangible assets	(2.1)	(2.8)
Cash paid under corporate-owned life insurance policies	(4.1)	(17.0)
Cash received under corporate-owned life insurance policies	2.7	1.5
Proceeds from the sale of property, plant and equipment	—	0.2
Net cash used in investing activities	(19.5)	(29.9)
Cash flows from financing activities
Issuance of shares	2.5	11.3
Buy-back of shares	(50.3)	—
Payments of long-term debt	(104.9)	(4.9)
Debt issuance costs paid	—	(0.3)
Other financing activities	3.8	(8.2)
Net cash used in financing activities	(148.9)	(2.1)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(8.9)	(4.1)
Net (decrease) increase in cash and cash equivalents and restricted cash	(198.3)	16.4
Cash and cash equivalents and restricted cash at the beginning of the period	724.0	581.4
Cash and cash equivalents and restricted cash at the end of the period	$525.7	$597.8
Supplemental schedule of cash flow information
Interest paid	$45.5	$45.9
Income taxes paid	$36.5	$27.3
Accrued capital expenditures	$1.6	$2.0

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of net sales for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended
(USD in millions)	March 30, 2024	April 1, 2023
Net income from continuing operations	$46.2	$30.9
Adjusted for:
Income tax expense	34.5	15.3
Net interest and other expenses	36.0	41.1
Depreciation and amortization	54.6	54.5
Transaction-related expenses (1)	0.4	0.2
Restructuring expenses (2)	1.2	5.5
Share-based compensation expense	8.6	9.5
Inventory impairments and adjustments (3) (included in cost of sales)	13.9	0.6
Severance expenses (included in cost of sales)	—	0.5
Severance expenses (included in SG&A)	0.1	0.6
Credit loss related to customer bankruptcy (included in SG&A) (4)	0.1	10.7
Cybersecurity incident expenses (5)	—	5.1
Adjusted EBITDA	$195.6	$174.5

Net Sales	$862.6	$897.7
Adjusted EBITDA Margin	22.7%	19.4%

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(4)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. Based on further developments in the bankruptcy proceedings, we recorded an additional $0.1 million pre-tax charge during the three months ended March 30, 2024. We will continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary

(5)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended
(USD in millions, except share numbers and per share amounts)	March 30, 2024	April 1, 2023
Net income attributable to shareholders	$40.0	$26.4
Adjusted for:
Loss on disposal of discontinued operations	0.1	0.3
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.1	29.0
Transaction-related expenses (1)	0.4	0.2
Restructuring expenses (2)	1.2	5.5
Share-based compensation expense	8.6	9.5
Inventory impairments and adjustments (3) (included in cost of sales)	13.9	0.6
Adjustments relating to post-retirement benefits	(0.7)	(0.7)
Financing and other FX related losses	1.5	1.6
One-time deferred tax benefit from changes in realizability of certain deferred tax assets (4)	3.4	—
Other adjustments	(1.7)	(1.8)
Credit loss related to customer bankruptcy (included in SG&A) (5)	0.1	10.7
Cybersecurity incident expenses (6)	—	5.1
Estimated tax effect of the above adjustments	(12.4)	(13.6)
Adjusted Net Income	$83.5	$72.8

Diluted weighted-average number of shares outstanding	267,435,531	287,878,415
Adjusted Net Income per diluted share	$0.31	$0.25

(1)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(4)
During the three months ended March 30, 2024, a one-time deferred tax benefit of $3.4 million was recognized due to changes in the realizability of certain deferred tax assets related to Blackstone ownership change.

(5)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. Based on further developments in the bankruptcy proceedings, we recorded an additional $0.1 million pre-tax charge during the three months ended March 30, 2024. We will continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary

(6)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	Three Months Ended March 30, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended March 30, 2024 (1)	$532.8	$329.8	$862.6
Impact on net sales of movements in currency rates	5.9	(3.1)	2.8
Core revenue for the three months ended March 30, 2024	$538.7	$326.7	$865.4

Net sales for the three months ended April 1, 2023	548.1	349.6	897.7
Decrease in net sales on a core basis (core sales)	$(9.4)	$(22.9)	$(32.3)

Core revenue decline	(1.7%)	(6.6%)	(3.6%)

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."